Exhibit 10.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of November 1, 2011.

BY AND BETWEEN:	ENERKEM CORPORATION, a corporation incorporated under the laws of Delaware;

(hereinafter, the “Corporation”);

AND:	JAMES ALAN CONNER, domiciled and residing at 3407 Garden Gate Way, Houston, TX 77057.

(hereinafter, the “Employee”).

WHEREAS the Corporation desires to employ the Employee on a full-time basis and the Employee wishes to be employed by the Corporation;

WHEREAS the parties consequently desire to enter into this Employment Agreement setting forth the terms and conditions of the employment of the Employee with the Corporation from and after the date hereof and the benefits attaching thereto;

NOW, THEREFORE, the parties agree as follow:

1.                             INTERPRETATION

1.1.                    Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

a) “Agreement” shall mean this Employment Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

b) “Base Salary” shall have the meaning attributed thereto in Article 4.

c) “Basic Payments” shall mean an amount equal to the aggregate of:

i. earned but unpaid Base Salary;

ii. unpaid business expense reimbursement;

iii. the amount payable for unused vacation days, as provided for in Section 6.5.

d) “Business” shall mean the business conducted by the Corporation or the Corporation’s parent company, Enerkem Inc., at the time of the signature of the present Agreement, the business conducted by the Corporation during this Agreement and the business conducted by the Corporation on the date of the termination of the Employee’s employment as well as the business that, at the Employee’s knowledge, the Corporation was in the process of developing at the time of the termination of the Employee’s employment.  For greater certainty, the business conducted by the Corporation at the time of the signature of the present Agreement shall mean all business and operations relating to the preparation and conversion of various carbon-rich feedstock, such as biomass, municipal solid waste and other waste material into synthetic gas, the conditioning and reforming of synthetic gas; and the use or conversion of synthetic gas for the production of steam, electricity, fuels and/or chemicals;

e) “Cause” shall mean the occurrence of any one of the following acts or events by or relating to the Employee:

i. habitual inability to carry out functions of employment due to alcohol or drug related causes;

ii. any material breach of this Agreement by the Employee not cured within ten (10) days after written notice thereof (provided however that no notice shall be given in the event of a breach by the Employee of any of the restrictive covenants which are set forth in Articles 9, 10, 11, 12, 13 and 13);

iii. theft or fraud of or from the Corporation or any other act of dishonesty;

iv. failure by the Employee to act honestly and in the best interest of the Corporation;

v. any failure by the Employee to follow the reasonable and lawful directions of the Chief Executive Officer (CEO) or any failure to act in the best interest of the Corporation;

vi. any behaviour of the Employee or any conviction of a crime (other than traffic violations and minor misdemeanours), causing harm or damage to the Corporation’s public image or relations with authorities;

vii. any actions or omissions on the part of the Employee constituting gross misconduct or negligence resulting in material harm to the Corporation;

viii. the Employee or any member of the Employee’s family making personal profit out of or in connection with a transaction or a business opportunity in which the Corporation is involved or to which it is associated, without making disclosure to and seeking the prior written consent of the CEO; or

ix. any act or omission of the Employee which, pursuant to applicable law, constitutes just and sufficient cause or serious reason for termination of employment without notice, payment in lieu of notice or any indemnity whatsoever.

f) “Change of Control” shall mean the occurrence of either (i) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, by way of take-over bid, amalgamation, merger or other similar procedure, of issued shares of the Corporation (or the Corporation’s parent company, Enerkem Inc.) representing more than fifty percent (50%) of the votes attaching to all previously outstanding voting shares of the Corporation (or the Corporation’s parent company, Enerkem Inc.); or (ii) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, of all or substantially all of the assets of the Corporation (or the Corporation’s parent company, Enerkem Inc.);

g) “Confidential Information” shall mean, all knowledge, data, information or materials in whatever form (oral, written, machine-readable or otherwise) pertaining to, relating to or otherwise concerning the Corporation, its affiliates and its subsidiaries including, without limiting the generality of the preceding, its business (including the Business), activities, customers (including the Customers), prospective customers, suppliers, distributors, employees, consultants, shareholders, officers or directors that is acquired or disclosed to the Employee by the Corporation, its affiliates, its subsidiaries (if any), or their officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors; provided however, that the phrase “Confidential Information” shall not include information that:

i. is in the public domain or is generally known in the industry in which the Corporation operates, without any fault or responsibility of the Employee; or

ii. is approved by the CEO for disclosure by the Employee prior to its actual disclosure;

h) “Customer” shall mean any and all Persons having purchased the Corporation’s (or the Corporation’s affiliate’s) goods or services in connection with the Business at any time during the two (2) years preceding the termination of the Employee’s employment or with whom the Corporation (or a Corporation’s affiliates) is in negotiation at the time the Employee’s employment is terminated with a view to selling or providing goods or services, in connection with the Business, to such Person;

i) “Good Reason” shall mean the occurrence of any one of the following acts or events without the prior written consent of the Employee:

i. a substantial reduction in the Employee ‘s title, duties, responsibilities or status, as compared to the Employee ‘s title, duties, responsibilities or status as of the effective date of this Agreement, provided that such reduction does not directly result from the Employee ‘s substandard performance of his duties or responsibilities; or

ii. the assignment to the Employee of duties inconsistent with the Employee’s position, span of control, responsibilities or status within the Corporation as of the effective date of this Agreement;

j) “Incapacity” shall mean any medical condition whatsoever (including physical or mental illness) which leads to the Employee’s absence from his job functions for a continuous period of six (6) months without the Employee being able to resume functions at the expiration of such period and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such six (6) month period;

k) “Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

i. all inventions, patentable or not patentable, patents, trademarks, trade names, works, copyrights, industrial designs, trade secrets, integrated circuits topographies and any similar or equivalent rights to any of the foregoing anywhere in the world; and

ii. all domestic and foreign registrations, applications and renewals thereof for registration of the foregoing;

l) “Person” shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning;

m) “Territory” shall mean Canada and the United States; and

n) “Works” shall mean all discoveries, inventions, improvements, innovations, processes, integrated circuits topographies, codes, software, know-how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, data, works of authorship, process development and ideas including all related documentation on whatever support it is, of which the Employee is solely or jointly, in whole or in part, an inventor, discoverer, author, conceiver or originator and which (i) is directly or indirectly related to the Business or to the Corporation’s demonstrably anticipated processes, research or development which the Employee had access to or knowledge of or (ii) results from the use of equipment, supplies, facilities, Confidential Information or Intellectual Property Rights of the Corporation.

1.2.                    Preamble. The preamble hereof shall form an integral part of this Agreement.

2.                             DUTIES

2.1.                    The Employee shall hold the full-time position of Senior Vice-President — Operations.

2.2.                    The Employee shall report to the CEO.

2.3.                    The Employee’s duties and responsibilities shall include, in addition to those inherent to the Employee’s title and normally pertaining to such title, those compatible with the Employee’s position and which the CEO may delegate to him from time to time.

2.4.                    The Employee shall comply in all material respects with all applicable rules and policies of the Corporation made known to him, from time to time.

3.                             DURATION

The Employee’s employment shall commence on November 7, 2011. This Agreement is hereby concluded for an indeterminate term. The Employee is employed as an employee at will.

4.                             SALARY

The Employee shall receive an annual base salary of TWO HUNDRED AND FIFTY-FIVE THOUSAND U.S. DOLLARS (USD$255,000), less applicable legal deductions, to be paid in accordance with the Corporation’s standard payroll practices in force from time to time (hereinafter, the “Base Salary”). The Base Salary shall be subject to annual increases as approved by the CEO.

5.                             BONUS

5.1.                    The Employee shall be eligible to receive an annual bonus representing up to thirty-five percent (35%) of his Base Salary, the whole subject to attainment of certain milestones mutually agreed upon annually by the Employee and the CEO.

5.2.                    The earned bonus shall be paid within ten (10) days following the approval, by the Board of Directors of the Corporation, of the Corporation’s audited annual financial statements but in any event, no later than six (6) months following the Corporation’s year end.  For greater certainty, no interest shall be payable by the Corporation on the amount of the bonus.

6.                             LONG TERM INCENTIVE PLAN

6.1.                    The Corporation will recommend that Enerkem Inc.’s board grant to the Employee, on or after December 1, 2011, options to purchase 10,818 common shares of Enerkem Inc. pursuant to Enerkem Inc.’s stock option plan. The strike price of each option would be equal to the fair market value of the underlying shares at the time of the grant, as determined pursuant to the terms of the Corporation’s stock option plan. Each option would expire on the seventh anniversary of the date of the grant, unless earlier terminated in accordance with the Corporation’s stock option plan. The terms and conditions of said options would be evidenced in a stock option letter addressed to the Employee by the Corporation and in a stock option agreement to be entered into between the Employee and the Corporation, in accordance with the Corporation’s stock option plan. The Corporation expects that stock options will vest over a period of three (3) years, as follows: 25% of the options would vest on the first anniversary of the date of the grant and the remaining options would vest in equal monthly amounts (3.125%) over the following two (2) years.

6.2.                    In the event of a Change of Control, 100% of the Employee’s options that remain unvested as of the date of such Change of Control would vest immediately on such date. In addition, in the event that the Employee’s employment is terminated without Cause (or the Employee resigns for Good Reason) within one hundred and eighty (180) days following the date of such Change of Control, all such vested options and previously vested options could be exercised by the Employee for a period of one hundred and eighty (180) days following the date of such termination without Cause or resignation for Good Reason (failing which such options shall expire and be null and void), provided that in no event shall such options remain outstanding for a period longer than the original term of the options.

7.                             BENEFITS AND VACATION

7.1.                    All reasonable business expenses incurred by the Employee during his employment in connection with the performance of his duties shall be reimbursed by the Corporation, upon submission of invoices or other supporting documentation, in accordance with the Corporation’s policies.

7.2.                    The Employee shall be entitled to four (4) weeks of paid vacation per fiscal year of the Corporation to be taken at such times and intervals mutually agreed upon between the Employee and the CEO.

7.3.                    The Employee shall not be entitled to carry forward any vacation days in the fiscal years subsequent to the fiscal year during which the Employee becomes entitled to such vacation.

7.4.                    Upon termination of the Employee’s employment hereunder or upon the Employee’s request at any time, the Corporation shall pay to the Employee an amount equal to the number of vacation days accumulated but unused, multiplied by 1/365th of the annual Base Salary which was in effect for the year to which such vacation day relates.

7.5.                    The Employee will be entitled to one (1) round-trip, economy class airfare ticket from Montreal (QC) to Houston (TX) per calendar month. After the first twelve (12) months, the Parties will re-evaluate the situation to determine if such advantage should be extended for a period beyond the initial twelve (12) month period.

7.6.                    The Employee will have access to a fully furnished apartment in Montreal and/or Sherbrooke area provided by the Corporation. After the first twelve (12) months, the Parties will re-evaluate the situation to determine if such advantage should be extended for a period beyond the initial twelve (12) month period.

7.7.                    The Corporation will facilitate the process to obtain the necessary documents for the Employee to work in Canada.

7.8.                    The Corporation does not currently carry a corporate medical insurance plan to offer its employees who are United States residents. The Employee shall undertake to carry over its current insurance plan under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as an individual plan. The Corporation shall reimburse the cost of such individual plan until the Corporation sets up its own benefit plan in the United States. Each month, the Employee shall submit an invoice for the payment of such plan’s premiums for reimbursement by the Corporation. When the Corporation implements its own benefit program in the United States, the Employee shall become an active member of the said plan. If the Employee moves to a private retiree medical plan following the expiration of his COBRA individual plan, the Corporation shall reimburse the cost of such plan (in the same manner as the COBRA individual plan), but the Employee shall have no obligation to become an active member of said plan if and when the Corporation implements its own benefit program in the United States and the Corporation shall continue to reimburse the cost of the Employee’s private retiree medical plan.

7.9.                    During your assignment to Canada, you will be subject to Tax Equalization.  It is the objective of Tax Equalization that you should not realize a significant income tax related loss or benefit as a result of your international assignment.  Your total tax burden during assignment will be approximated to that of an employee working in his home country with the same marital and family status and comparable company compensation, allowances, deductions and credits.  Under Tax Equalization, you are responsible for all income tax liabilities arising on all personal income such as dividends, interest, stock option income, and capital gains on a worldwide basis.

For year end 2011, when your actual tax returns have been completed, a tax reconciliation will be prepared to compare the actual taxes paid during the year to the amount of taxes you would have paid had you remained in your home country.  If you have not paid sufficient tax during the year, you will be required to reimburse the company when you receive your tax refund from the tax authorities.  Similarly, if you have paid too much tax during the year, the excess amount will be reimbursed to you by the company.

The annual tax reconciliation will be prepared by the Company’s tax advisors, using information from your actual US and Canadian income tax returns.

7.10.              To facilitate the integration of the Employee, the Company will reimburse the cost of a French immersion training program. The cost of this program must be pre-approved by the Company.

7.11.              The Employee shall be entitled to no other benefits or rights except as specifically set forth herein.

8.                             LOYALTY

8.1.                    The Employee shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation’s legitimate interests.

8.2.                    The Employee agrees to devote his full business time, his skills and best efforts to the Business and affairs of the Corporation. For greater certainty but without limiting the generality of the foregoing, it is understood that the Employee shall not be employed with respect or in relation to, any Person other than the Corporation. The Employee represents that he is not a party to any non-competition or other agreement with any former employer that would bar or restrict his ability to perform his duties to the Corporation, as described herein. The Employee further represents that he has not disclosed (and will not disclose) to the Corporation or use on behalf of the Corporation any trade secrets or confidential information of any former employer.

8.3.                    Without limiting the generality of the foregoing, the Employee may serve on other Boards of Directors, subject to the prior approval of the CEO of the Corporation. For greater certainty, nothing in this Section 8.3 shall limit or restrict in any way the obligations of the Employee under Articles 9, 10, 11, 12, 13 and 14 hereof.

9.                             CONFIDENTIALITY

9.1.                    The Employee shall not, whether directly or indirectly, use, divulge, diffuse, sell, transfer, reproduce, give, circulate or otherwise distribute to any Person or otherwise make public any Confidential Information.

9.2.                    Any document, material or Work composed, assembled or produced, directly or indirectly by the Employee or the Corporation and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be subject to the terms and conditions of this Article 9.

9.3.                    Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Employee’s employment.

9.4.                    Notwithstanding Section 9.1 above, the Employee shall have the right to use Confidential Information as required in the performance of his duties, provided that he shall at all times take necessary, useful and desirable measures to prevent the unauthorized use or disclosure of Confidential Information.

9.5.                    Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Employee shall, if reasonably possible, first have given prompt notice thereof to the Corporation and shall have, as reasonably possible, fully cooperated in the Corporation’s attempt, if any, to obtain a “protective order” from the appropriate governmental body.

9.6.                    The provisions of this Article 9 shall survive the expiration or termination of this Agreement.

10.                       WORKS

10.1.              In consideration of the compensation that the Employee receives from the Corporation, all Works (including all data and records pertaining thereto) that the Employee may, directly or indirectly, invent, discover, author, originate or conceive during his employment and the period under Section 18.2 as applicable and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

10.2.              With respect to Works made or conceived by the Employee, whether directly or indirectly, during his employment and the period under Section 18.2 as applicable, the Employee shall perform the following:

10.2.1.                         promptly disclose and describe in detail such Works in writing to the Corporation with the intention that the Corporation shall have full knowledge and ownership of such Works and practical applications of such Works;

10.2.2.                         assign (and the Employee does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation’s expense), upon request and in the manner prescribed by the Corporation, all right, title and interest in and to said Works and to Intellectual Property Rights related to said Works throughout the world and waive (and the Employee does hereby waive) any and all other rights that are non assignable relating thereto, including but not limited to moral rights in all copyrightable Works or any non-economic rights relating thereto;

10.2.3.                         deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without compensation to the Employee but at the Corporation’s expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and transfer all rights and title thereto to the Corporation; and

10.2.4.                         give reasonable assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to subsection 10.2.2 to enable it to protect or exploit the Works and Intellectual Property Rights in any country of the world.

11.                       OBLIGATION OF NON-COMPETITION

11.1.              The Employee shall not, during his employment and for a period of eighteen (18) months following the termination of his employment in all or part of the Territory, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, enter into any discussions regarding employment with, be engaged in, or have any financial interest in any business developing, using, licensing, commercializing or providing products or services, which is covered by the definition of “Business” as contained herein or which competes with the Business. The term “compete” as used herein means to engage, directly or indirectly, either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder or in any other capacity or manner whatsoever.

12.                       OBLIGATIONS OF NON-SOLICITATION OF CUSTOMERS AND NON-INTERFERENCE

12.1.              The Employee shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, solicit any Customer or procure or assist in the soliciting of any Customer.

12.2.              The Employee shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, accept or procure or assist in the acceptance of any business from any Customer or supply or procure or assist the supply of any goods or services to any Customer, in all or part of the Territory.

12.3.              The Employee shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer to discontinue or adversely alter such Person’s relationship with the Corporation.

12.4.              The Employee shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, take advantage of or derive a benefit from any business opportunities relating to the Business that the Employee became aware of during his employment with the Corporation, even if the Corporation did not take advantage or exploit such opportunities.

13.                       OBLIGATION OF NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

The Employee shall not, during his employment and for a period of eighteen (18) months following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Corporation, any individual who is employed by the Corporation or any Person whose consulting services are retained by the Corporation in the eighteen (18) month period preceding the termination of the Employee’s employment, whether or not such individual or Person would commit any breach of his or her contract of employment or services agreement by reason of leaving the service of the Corporation.

14.                       NON-DISPARAGEMENT

The Employee shall not, during his employment and for a period of thirty six (36) months following the termination of his employment, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of the Corporation, its Affiliates and their respective officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors.

15.                       ENFORCEMENT

15.1.              The Employee acknowledges that the restrictions contained in Articles 9, 10, 11, 12, 13, and 14 of this Agreement, in view of the nature of the Business in which the Corporation is engaged and the Employee’s knowledge and expertise in relation thereto, are reasonable and necessary in order to protect the legitimate interests of the Corporation and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of the aforementioned restrictions. The Employee further acknowledges that in the event of a violation of any of these restrictions, the Corporation shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled. Without limiting the generality of the foregoing, the Employee expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in section 11.1 are reasonable in light of the circumstances as they exist on the date hereof and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of such provisions.

15.2.              In case of breach by the Employee of Section 11.1, the Employee shall, upon demand, pay to the Corporation, as damages and penalty, the sum of $1,500 for each day during which said breach continues.  The Corporation shall be entitled, instead of requiring payment of the penalty provided in this Section 15.2 as a result of said breach, to obtain injunctive or other relief to prevent the continuation of such violation in the future.

15.3.              It is expressly agreed by the parties hereto that the provisions of Articles 9, 10, 11, 12, 13, 14, and 15 shall survive the termination of the Employee’s employment.

16.                       PROPERTY OF THE CORPORATION

The Employee acknowledges that any document, equipment or any other property of the Corporation or its subsidiaries including, without limitation, any file, Work, document, sample, model, plan, mark-up, film or estimate, directly or indirectly related to the Business, which may be removed from the premises or taken from computers of the Corporation or any of its subsidiaries, shall remain the exclusive property of the Corporation or its subsidiaries and shall be returned immediately upon request or after the termination of this Agreement.

17.                       TERMINATION OF EMPLOYMENT

17.1.              The Employee’s employment may be terminated in any of the following eventualities:

17.1.1.                         at any time, for Cause, on simple written notice from the Corporation to the Employee, the whole without any other notice or any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

17.1.2.                         at any time, upon the death or the Incapacity of the Employee, the whole without any notice, any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

17.1.3.                         at any time, by the Employee, upon thirty (30) days prior written notice from the Employee to the Corporation, specifying the intention of the Employee to resign; or

17.1.4.                         at any time, by the Corporation, without Cause, upon written notice from the Corporation to the Employee in accordance with Article 18.

17.2.              Any written notice referred to in Section 17.1 above, with the exception of 17.1.4, shall indicate any specific termination provision in this Agreement relied upon and set forth in reasonable details any facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

17.3.              Upon receipt of the amounts described in Article 18, the Employee shall deliver appropriate resignations from all offices and directorship positions with the Corporation and any of its subsidiaries, if, as and when requested by the Corporation, upon or following the termination of his employment.

18.                       PAYMENTS UPON TERMINATION OF EMPLOYMENT

18.1.              Should the Employee’s employment be terminated at any time a) by the Corporation for Cause, b) upon the death or the Incapacity of the Employee or c) upon the Employee’s resignation, the Corporation shall pay to the Employee (or his estate), within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments.  The Employee shall not be entitled to receive any pay in lieu of notice, severance pay or any indemnity whatsoever other than the Basic Payments.

18.2.              Should (a) the Employee’s employment be terminated by the Corporation without Cause or (b) the Employee resign for Good Reason within one hundred and eighty (180) days following the date of a Change of Control (each, an “Involuntary Termination”), the Corporation shall pay to the Employee, within ten (10) days following the Involuntary Termination the following payment depending on the date of the Involuntary Termination, in each case less applicable deductions:

18.2.1.                         Three (3) months of Base Salary, if the date of Involuntary Termination is between nine (9) and twelve (12) months following the execution of this Agreement;

18.2.2.                         Six (6) months of Base Salary, if the date of Involuntary Termination is between twelve (12) months and fifteen (15) months following the execution of this Agreement;

18.2.3.                         Twelve (12) months of Base Salary, if the date of Involuntary Termination is between fifteen (15) months and twenty-four (24) months following the execution of this Agreement; or

18.2.4.                         Twelve (12) months of Base Salary plus one (1) month of Base Salary per year of service completed beyond twenty-four (24) months, up to an aggregate maximum of eighteen (18) months of Base Salary, if the date of Involuntary Termination is after twenty-four (24) months following the execution of this Agreement.

18.3.              The Employee recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

18.4.              The Employee shall give to the Corporation a full and satisfactory release upon receipt of the amounts described in this Article 18.

19.                       MISCELLANEOUS

19.1.              Indemnity.  The Corporation shall provide an indemnity to the Employee, in his capacity as an officer of the Corporation, in substantially the same form as provided to other officers of the Corporation from time to time.

19.2.              Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

19.3.              No contradiction. The restrictive covenants set forth in this Agreement shall not be deemed to be in contradiction with the restrictive covenants set forth in any shareholder agreement in respect of the Corporation to which the Employee may become a party from time to time.  Such covenants shall be in addition one to the other.

19.4.              Entire Agreement. All discussions, correspondence, understandings and agreements between the parties relating to the subject matter of this Agreement are superseded by and merged into this Agreement which alone fully and completely expresses the agreement between the parties on the terms of the Employee’s employment by the Corporation, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement.

19.5.              Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the parties.

19.6.              Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.

19.7.              Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

19.8.              Assignment. This Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee.  The Corporation may assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to and be binding upon any successor to all or substantially all of the business and assets of the Corporation, whether by merger, purchase of stocks or assets, reorganization or otherwise.

19.9.              Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.

19.10.        Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of Delaware and, by execution and delivery of this Agreement, the Employee and the Corporation irrevocably consent to the jurisdiction of those courts.

19.11.        Independent Legal Advice. The Employee acknowledges that he has been afforded an opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and the consequences of this Agreement.

19.12.        Language. The parties acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date and at the place first above-mentioned.

ENERKEM CORPORATION

Per:	/s/ Philippe Burton
Philippe Burton, VP HR

/s/ James Alan Conner
JAMES ALAN CONNER